MARKETING SERVICES AGREEMENT

THIS AGREEMENT dated as of November 22, 2006 (this "Agreement") is made by and between **THEGLOBE.COM, INC.**, a Delaware corporation ("theglobe"), and **UNIVERSAL MEDIA OF MIAMI, INC.**, a Florida corporation ("UMM"). theglobe and UMM are individually referred to herein as a "Party" and collectively as the "Parties."

RECITALS:

WHEREAS, UMM is a business that has the resources and capability of marketing and selling various products and services and owns the rights to certain tradenames; and

WHEREAS, theglobe desires to engage UMM to utilize UMM's sales and marketing infrastructure for the purpose of promoting and/or selling products and services offered by theglobe and/or its subsidiaries and to obtain certain rights related to one of UMM's tradenames;

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
PROMOTION AND SALE OF PRODUCTS/SERVICES OFFERED BY THEGLOBE

1.1 Responsibilities of Parties. In exchange for the payment of commissions to UMM from theglobe, UMM agrees to utilize its sales and marketing resources to market and promote certain products and services that are offered for sale or license by theglobe and/or its subsidiaries (the "Commissionable Products"). The initial Commissionable Products are listed on Schedule I hereto. theglobe may update Schedule I from time to time to list additional Commissionable Products thereon (subject to UMM's consent, which will not be unreasonably withheld or delayed) or to remove Commissionable Products therefrom. In addition, in exchange for the payment of promotional fees as provided for herein, UMM agrees to utilize its sales and marketing resources to market and promote the sale of Internet domain names in the .travel sponsored top level domain ("sTLD") (".travel domain names"). UMM acknowledges and agrees that its services hereunder shall be on a non-exclusive basis and that theglobe shall have the absolute right to enter into relationships and agreements similar to this Agreement with others and to market, offer, sell and provide Commissionable Products on its own behalf and/or through any other person or entity, and to market or offer .travel domain names through any other person or entity.

1.2 Pricing; Commissions Payable to UMM by theglobe. The prices, charges and terms of sale or license of the Commissionable Products shall be established by theglobe from time to time in its sole and absolute discretion. Theglobe will be responsible for billing and collection of all accounts receivable. UMM shall be entitled to a commission equivalent to [redacted] of the net revenue ("Net Revenue") received by theglobe, on a cash basis, from the sale or license by UMM of the Commissionable Products listed on Schedule I (the "Commission"). For purposes of this Section, Net Revenue is defined as gross revenue collected less customer allowances, refunds, customer credits, chargebacks, uncollectible amounts, credit card processing fees, use taxes applicable to such revenue not collected from theglobe's customer and commissions paid to any third parties, excluding UMM. For the avoidance of doubt, Net Revenue does not include any taxes, charges or fees collected from theglobe's customer which are imposed by any taxing or regulatory authority. Commissions due and payable to UMM will be paid by theglobe on a quarterly basis, thirty (30) days following the close of the calendar quarter during which the Commissions were earned.

1.3 Promotional Fees Payable to UMM by theglobe. Additionally, UMM shall be entitled to a promotional fee of $[redacted] for each fully-paid registration of a .travel domain name attributable to the promotional efforts of UMM, including all registration renewals (the "Promotional Fees"). Promotional Fees due and payable to UMM will be paid by theglobe on a quarterly basis, thirty (30) days following the close of the calendar quarter during which the Promotional Fees were earned.

At its option, at any time during the Term of the Agreement, theglobe shall have the right to terminate (or "buy-out") it's obligation to pay future Promotional Fees on potential renewals of ".travel" domain name registrations by making a buy-out payment (the "Buy-Out Payment") to UMM. The Buy-Out Payment shall be equal to the total number of fully-paid .travel domain names attributable to the sales efforts of UMM that are outstanding and effective at the time that theglobe exercises its buy-out option multiplied by [redacted] The option provided for in this paragraph may not be exercised with respect to less than all .travel domain names for which future Promotional Fees may be due at the time theglobe exercises its buy-out option.

1.4 No Reimbursement of Expenses. UMM will be solely responsible for and will pay all costs and expenses that it incurs in connection with the performance of its obligations hereunder. Theglobe shall have no obligation to reimburse UMM with regard to any such costs or expenses.

1.5 Records and Reporting Requirements.

(a) At the time theglobe makes its payment to UMM of the Commissions and/or Promotional Fees due hereunder, theglobe shall deliver to UMM a report showing the total quantity and gross dollar value of product and service sales, license revenue and/or domain name registrations subject to the Commissions or Promotional Fees, as the case may be, including a description of all amounts deducted to arrive at Net Revenue.

(b) theglobe agrees to keep full, true, and accurate records relating to the obligations owed by theglobe pursuant to this Agreement. These records shall be kept by the theglobe at the usual place where its books of account are kept. Such records shall be retained by the theglobe for at least three (3) years following the end of the calendar year to which they pertain. theglobe shall, in accordance with this sub-section, provide to UMM, at UMM's option and expense, access to such records as UMM may reasonably request from time to time during the Term of this Agreement and for three (3) years following the end of the calendar year in which this Agreement terminates or expires. Upon not less than thirty (30) days prior written notice to theglobe, UMM may request that it, or its designated representative, be given access to and the right to inspect, during theglobe's normal business hours, that portion of theglobe's records which relates to theglobe's performance of its obligations under this Agreement, provided, however, that (a) UMM shall not request such access more often than twice per calendar year, (b) such inspection shall not unreasonably disrupt theglobe's normal operations, (c) any claim for additional Commissions or Promotional Fees based on any such inspection shall be made within one (1) year of the end of the period to which such Commissions or Promotional Fees pertain, and shall be accompanied by the report, if any, made to UMM by the person conducting any such inspection.

(c) UMM shall be solely responsible for the cost of any such inspection, unless the inspection finds a discrepancy of more than five percent (5%) in the amount that should have been paid by theglobe during the period(s) in question, in which case theglobe shall pay for the reasonable costs incurred by UMM in connection with such audit. theglobe shall, unless reasonably disputed by theglobe, promptly pay any amount shown upon audit to be owed to UMM plus a late fee calculated thereon at the greater of one percent (1%) per month, or the maximum allowed by applicable law.

ARTICLE II
GRANT OF EXCLUSIVE RIGHT TO "ELITE TRAVELER" BOOKING ENGINE

2.1 Grant of Right. UMM hereby grants to theglobe the exclusive right to (a) use the "Elite Traveler" name on any booking engine theglobe may develop and/or employ for its own use; or (b) incorporate any booking engine using the "Elite Traveler" name employed by UMM and/or any of its affiliates on theglobe's www.search.travel, www.travel.travel and/or other designated website(s) during the term of this Agreement, including any applicable extensions, amendments and/or renewals of this Agreement, provided, however, that the "Elite Traveler" name shall not be used in connection with travel club services or travel agency services including, but not limited to, making reservations and bookings for temporary lodging, making reservations and bookings for restaurants and meals, and making reservations and bookings for transportation, or in any manner in violation of that certain Consent and Settlement Agreement by and among American Express Publishing Corp., the American Express Company and Universal Communications of Miami, Inc., dated as of July 2005 (the "AMEX Settlement Agreement"), a copy of which has been provided to theglobe. For purposes of this Agreement, "Booking Engine" is defined as any Internet-based online system used by

customers to procure goods and services, including the making of reservations. Terms of any such use shall be negotiated in good faith and effected by the execution of a separate agreement.

ARTICLE III
TERM OF THE AGREEMENT

3.1 Term. The Initial Term of this Agreement ("Initial Term") will begin upon its effective date and continue for a period of four (4) years, unless terminated pursuant to Article 4 below. Thereafter, this Agreement shall be automatically renewed for additional one (1) year terms unless either Party gives notice of its intent not to renew in writing within sixty (60) days of the expiration date of the Agreement, including any extensions, amendments and renewal periods.

ARTICLE IV
TERMINATION

4.1 Termination. The Agreement shall continue in force as provided in Article II until terminated as follows:

(a) If either Party breaches any term or condition of this Agreement and fails to cure the breach within thirty (30) days after receiving written notice of the breach, or if the alleged breach by its nature cannot be cured within thirty (30) days reasonable efforts to cure are commenced and thereafter continued to completion, the non-breaching party may terminate this Agreement on thirty (30) days written notice at any time within thirty (30) days following the end of such thirty (30) day period; or

(b) this Agreement shall terminate, at the option of the other Party, upon dissolution or cessation of business or bankruptcy or insolvency of UMM or theglobe.

Subject to Section 6.18 hereof, upon termination of this Agreement for any reason, all rights of the Parties shall cease. In addition, upon termination of this Agreement for any reason, or upon a Party's written request, each Party will promptly return to the other Party, or, if so directed by the requesting Party, destroy and certify as to such destruction, all copies of Confidential Information and other tangible materials regarding the Confidential Information in such Party's possession.

ARTICLE V
WARRANTIES AND REPRESENTATIONS

5.1 Warranties and Representations of UMM. UMM warrants and represents to theglobe that:

(a) it has full power and authority to enter into this Agreement and to grant the rights to the exclusive use of the "Elite Travler" trademark and other rights granted herein;

(b) UMM's entry into and performance of this Agreement and theglobe's use of the "Elite Traveler" trademark as contemplated by this Agreement, will not violate any agreement to which UMM is a party or any intellectual property right of any other person or entity, and

(c) except for the AMEX Settlement Agreement, UMM owns all right, title and interest in and to the "Elite Traveler" tradename.

5.2 Warranties and Representations of theglobe. theglobe warrants and represents to UMM that:

(a) it has full power and authority to enter into this Agreement; and

(b) theglobe's entering into or performing this Agreement will not violate any agreement to which theglobe is a party.

ARTICLE VI
MISCELLANEOUS

6.1 Independent Contractors. The relationship of theglobe and UMM established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint ventures, co-owners (except as otherwise included herein), or otherwise as participants in a joint or common undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

6.2 Assignment. Neither Party may assign this Agreement or any of its rights or obligations hereunder to any third party or entity except to an affiliate or to a purchaser of all or substantially all of the assets of such Party or of the business segment to which this Agreement pertains, and this Agreement may not be involuntarily assigned or assigned by operation of law, without prior written consent of the other Party, which consent shall be given or withheld by such Party in its sole and absolute discretion.

6.3 Confidentiality.

(a) Each Party shall maintain in confidence all Confidential Information disclosed by the other Party. Each Party agrees that it shall not use, disclose or grant use of such Confidential Information except as expressly authorized by the other Party hereunder. Both Parties hereby agree to use at least the same standard of care as it uses to protect its own confidential information of a similar nature, but in no event less than reasonable care, to ensure that its employees, agents or consultants do not disclose or make any unauthorized use of such Confidential Information. Each Party shall promptly notify the other upon discovery of any unauthorized use or disclosure of the other Party's

Confidential Information. No such approval shall be required to release information which is either required to be disclosed by law, or with respect to a Party's disclosure obligations under the federal securities laws, which the disclosing Party believes is appropriate for disclosure after consultation with legal counsel.

(b) For purposes of this Section, "Confidential Information" means confidential or other proprietary information that is disclosed by one Party to the other hereunder, including software designs, product specifications, technical and other documentation, inventions, developments, processes, plans, technical information, know-how, business and product plans, financial information and other confidential business information whether in oral, written, graphic or electronic form. Information in written, graphic or electronic form that is marked confidential at the time of disclosure will be treated as Confidential Information, subject to the exclusions below. Information disclosed orally and designated at the time of disclosure as confidential and thereafter reduced to writing, marked as confidential and provided to the receiving party within thirty (30) days following initial disclosure will also be deemed Confidential Information. Confidential Information will not include information which the receiving party can demonstrate with competent evidence: (i) is public knowledge at the time in question without any action by, or involvement of, the receiving party and without a breach of a confidentiality obligation to the disclosing party; (ii) was already lawfully known to the receiving party at the time of disclosure by the disclosing party; (iii) is independently developed by the receiving party without use of or access to the disclosing party's Confidential Information; or (iv) is rightfully received by the receiving party from a third party without a duty of confidentiality to the disclosing party.

(c) Because of the unique and proprietary nature of the Confidential Information, theglobe and UMM shall be entitled to injunctive relief in addition to all other remedies available in law or equity in the event of any breach of this Section 5.3.

6.4 Indemnification. Each Party agrees at its own expense to defend, indemnify, and hold the other Party and the shareholders, directors, officers, employees and agents of the other Party harmless from and against any and all third-party actions, demands, damages, liabilities, penalties, costs, and expenses (including reasonable attorneys' fees), including, but not limited to, claims, losses or damages of third parties arising out of or relating to such Party's breach of this Agreement or any warranty or representation contained herein, or arising out of or relating to such Party's negligence, willful misconduct or illegal acts.

6.5 Force Majeure. Except for payment obligations, nonperformance of either Party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the non-performing party.

6.6 Amendments; Consents; Waivers, Etc. This Agreement may not be amended, supplemented, waived or changed orally, but only in writing signed by the party as to

whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

6.7 Written Waiver; Failure to Exercise Rights. No course of dealing between the Parties will operate as a waiver of any of the Parties' rights under this Agreement. No waiver of any breach or default hereunder will be valid unless in writing signed by the waiving party. No failure or other delay by any person in exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

6.8 Notices. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter). Notices shall be addressed as follows:

If to theglobe:	110 East Broward Boulevard Suite 1400 Fort Lauderdale, Florida 33301 Attn: Edward A. Cespedes, President
With a copy to:	Kimberly Barbar, Esq. Proskauer Rose LLP 2265 Glades Road, Suite 340 West Boca Raton, Florida 33431
If to UMM:	Geoffrey D. Lurie 801 Second Avenue New York, New York 10017
With a copy to:	Robert E. Helpern, Esq. Tannenbaum Helpern Syracuse & Hirschtritt LLP 900 Third Avenue New York, New York 10022

Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

6.9 Attorneys' Fees. In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant or agreement

contained in this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other Party.

6.10 Headings. The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

6.11 Choice of Law. This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the State of Florida, without giving effect to any choice of law provision or rule (whether of the State of Florida or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Florida).

6.12 Submission to Jurisdiction. Each of the parties to this Agreement irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement shall be brought in a court of competent jurisdiction sitting in the City, County and State of Florida; (b) consents to the jurisdiction of such court in any such suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in such court; and (d) agrees that service of process in any action or proceeding may be affected on such party by recognized overnight courier as provided in this Agreement or in such other manner as may be provided under applicable laws or court rules in said state.

6.13 Rights Cumulative. All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

6.14 Further Actions. The Parties shall execute and deliver to each other, from time to time at or after the date hereof, for no additional consideration and at no additional cost to the requesting party, such further instruments, other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

6.15 Severability. No invalidity or unenforceability of any section of this Agreement or any portion thereof will affect the validity or enforceability of any other section or the remainder of such section.

6.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.17 Entire Agreement. This Agreement (including any exhibits and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties and supersedes all prior agreements or negotiations between the Parties.

6.18 Survival. Notwithstanding anything else contained herein to the contrary, Section 1.4, Article V and the obligation to pay any owed but unpaid amounts shall survive the termination of this Agreement for any reason.

6.19 Expenses. Each Party will be responsible for payment of its expenses in connection with the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first written above.

THEGLOBE.COM, INC.

By [signature]
Name: Edward A. Cespedes
Title: President

UNIVERSAL MEDIA OF MIAMI, INC.

By [signature]
Name: CARL RUDERMAN
Title: Chairman